China Education Alliance Approved to list on the New York Stock Exchange: NYSE

HARBIN, China, January 25, 2010/PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE Amex: CEU) announced today that it has received approval to list on the New York Stock Exchange (NYSE). The Company will delist from the NYSE Amex. On Wednesday, January 27th, the stock will begin trading on the NYSE under the symbol: CEU.

Chairman and CEO Mr. Xiqun Yu stated:  “I am extremely pleased that CEU has been approved to list on the world’s premier stock exchange. This is a major milestone for our company. Indeed, acceptance into the world’s most elite exchange is an honor.”

China Education Alliance will join other powerhouse China-based education companies on the NYSE, including New Oriental Education and Technology Group. The New York Stock Exchange (NYSE) is the largest equities marketplace in the world. Currently, over 2,750 stocks currently trade on the NYSE.

About China Education Alliance, Inc.

China Education Alliance, Inc. (NYSE Amex: CEU) is a fast growing, leading China-based company offering high-quality education resources and services to students ages 6 to 18 and adults ages 18+ (University students and professionals). For students ages 6 to 18, China Education Alliance, Inc. offers supplemental, online exam-oriented training materials and on-site exam-oriented training and tutoring services. The company is providing on-line, downloadable, famous teachers resources and on-site face-to-face instructions. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and on-site tutoring is to help Chinese students ages 6 to 18 to pass the two most important and highly competitive exams in their educational career: senior high school entrance exam and college entrance exam. For graduates and professionals age 18+, China Education Alliance provides vocational training including IT and several professional training programs. For more information about China Education Alliance, please visit http://www.chinaeducationalliance.com ..

    For more information, please contact:

    At the Company:
     Zack Pan, CFO
     China Education Alliance, Inc.
     Tel:   +1-405-315-9987
     Email: zackpan08@gmail.com

    Investor Relations:
     RedChip Companies, Inc.
     Dave Gentry, Investor Relations
     Tel:   1-800-733-2447 x104
     Email: info@redchip.com
     Web:   http://www.RedChip.com

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